CFO Commentary on Third Quarter Fiscal Year 2017 Results

Q3 FY 2017 Summary

GAAP
($ in millions except earnings per share)	Q3 FY17	Q2 FY17	Q3 FY16	Q/Q	Y/Y
Revenue	$2,004	$1,428	$1,305	Up 40%	Up 54%
Gross margin	59.0%	57.9%	56.3%	Up 110 bps	Up 270 bps
Operating expenses	$544	$509	$489	Up 7%	Up 11%
Operating income	$639	$317	$245	Up 102%	Up 161%
Net income*	$542	$261	$246	Up 108%	Up 120%
Diluted earnings per share*	$0.83	$0.41	$0.44	Up 102%	Up 89%

Non-GAAP
($ in millions except earnings per share)	Q3 FY17	Q2 FY17	Q3 FY16	Q/Q	Y/Y
Revenue	$2,004	$1,428	$1,305	Up 40%	Up 54%
Gross margin	59.2%	58.1%	56.5%	Up 110 bps	Up 270 bps
Operating expenses	$478	$448	$430	Up 7%	Up 11%
Operating income	$708	$382	$308	Up 85%	Up 130%
Net income	$570	$313	$255	Up 82%	Up 124%
Diluted earnings per share	$0.94	$0.53	$0.46	Up 77%	Up 104%

Revenue by Reportable Segments
($ in millions)	Q3 FY17	Q2 FY17	Q3 FY16	Q/Q	Y/Y
GPU Business	$1,697	$1,196	$1,110	Up 42%	Up 53%
Tegra Processor Business	241	166	129	Up 45%	Up 87%
Other	66	66	66	--	--
Total	$2,004	$1,428	$1,305	Up 40%	Up 54%

Revenue by Market Platform
($ in millions)	Q3 FY17	Q2 FY17	Q3 FY16	Q/Q	Y/Y
Gaming	$1,244	$781	$761	Up 59%	Up 63%
Professional Visualization	207	214	190	Down 3%	Up 9%
Datacenter	240	151	82	Up 59%	Up 193%
Automotive	127	119	79	Up 7%	Up 61%
OEM and IP	186	163	193	Up 14%	Down 4%
Total	$2,004	$1,428	$1,305	Up 40%	Up 54%

* In the third quarter of fiscal 2017, we adopted a new accounting standard (ASU 2016-09), which requires adjustments to be reflected beginning in fiscal 2017, including all fiscal quarters within the year. The primary impact of adoption was the recognition of excess tax benefits in our provision for income taxes rather than paid-in capital on the balance sheet. Adoption of the new standard resulted in a GAAP diluted earnings per share benefit of $0.02 and $0.01 for of the first and second quarters of fiscal 2017, respectively.

Revenue

Revenue increased 54 percent year over year and 40 percent sequentially to a record $2.00 billion. Growth from a year ago was driven by GPUs for gaming, datacenter and professional visualization, as well as for Tegra® automotive systems.

GPU business revenue was $1.70 billion, up 53 percent from a year earlier and up 42 percent sequentially, led by growth in GeForce® GPU gaming and datacenter. GeForce GPU gaming results were fueled by strong adoption of our recent Pascal™ architecture. Datacenter (including Tesla®, NVIDIA GRID™ and DGX-1™) was a record $240 million, up 193 percent year on year and up 59 percent sequentially. This reflects strong demand for deep learning training, Tesla and GRID for cloud and virtualized computing, and initial DGX-1 sales.

Tegra business revenue, which included gaming development platforms and services, was $241 million, up 87 percent from a year ago and up 45 percent sequentially. Also included was automotive revenue of $127 million, primarily from infotainment modules, which was up 61 percent from a year earlier and up 7 percent sequentially.

License revenue from our patent license agreement with Intel remained flat at $66 million.

Gross Margin

GAAP gross margin for the third quarter was a record 59.0 percent and non-GAAP gross margin was a record 59.2 percent. These reflect the strength of our GeForce gaming GPUs, the success of our platform approach and strong demand for deep learning.

Expenses

GAAP operating expenses were $544 million, including $66 million in stock-based compensation and other charges. Non-GAAP operating expenses were $478 million, up 11 percent from a year earlier and up 7 percent sequentially. This reflects headcount related costs for our growth initiatives, as well as investments in sales and marketing.

Operating Income

GAAP operating income was $639 million, up 161 percent from a year earlier. Non-GAAP operating income was $708 million, up 130 percent from a year earlier.

Other Income & Expense and Income Tax

GAAP
($ in millions)	Q3 FY17	Q2 FY17	Q3 FY16
Interest income	$14	$12	$9
Interest expense	(16)	(12)	(12)
Other income (expense)	(16)	--	3
Total	$(18)	$ --	$ --

Non-GAAP
($ in millions)	Q3 FY17	Q2 FY17	Q3 FY16
Interest income	$14	$12	$9
Interest expense	(10)	(5)	(5)
Other income (expense)	(1)	--	(1)
Total	$3	$7	$ 3

Other income and expense, or OI&E, includes interest earned on our cash and investments, interest expense associated with our convertible notes and corporate debt, and other gains and losses. GAAP OI&E includes interest expense primarily associated with the debt coupon and the amortization of the debt discount from our convertible notes and corporate debt, interest income from our investment portfolio, and charges from early conversions of convertible notes. Non-GAAP OI&E excludes the charges from early conversions of convertible notes, the portion of interest expense from the amortization of the debt discount and the gains or losses from sales of certain investments.

For the third quarter, our GAAP effective tax rate was 13 percent. In the third quarter, we adopted a new accounting standard (ASU 2016-09), which requires adjustments to be reflected beginning in fiscal 2017, including all fiscal quarters within the year. The primary impact of adoption was the recognition of excess tax benefits in our provision for income taxes rather than paid-in capital on the balance sheet. Adoption of the new standard resulted in the recognition of excess tax benefits in our provision for income taxes rather than paid-in capital of $42 million and $62 million for the third quarter and the first nine months of fiscal 2017, respectively.

Non-GAAP tax rate was 20 percent and excludes the adjustments associated with the early adoption of the new accounting standard (ASU 2016-09).

Net Income and EPS

GAAP net income was $542 million and earnings per diluted share were $0.83, up from $246 million and $0.44, respectively, a year earlier. Non-GAAP net income was $570 million and earnings per diluted share were $0.94, up 124 percent and 104 percent, respectively, from a year earlier, fueled by strong revenue growth and improved gross and operating margins.

Weighted Average Shares

Weighted average shares used in the GAAP and non-GAAP diluted EPS calculations for the third quarter were as follows:

Weighted Average Shares
(in millions)	GAAP	Non-GAAP
Basic shares	538	538
Dilutive impact from:
Equity awards	27	27
Warrants	43	43
Convertible notes	45	--
Diluted shares	653	608

Capital Return

Capital Return
(in millions)	FY13	FY14	FY15	FY16	YTD FY17
Dividends	$47	$181	$186	$213	$185
Share repurchases:
	$$100	$887	$814	$587	$509
Shares	8	62	44	25	12

During the first nine months of fiscal 2017, we paid $509 million for share repurchases and $185 million in cash dividends. As a result, we have returned an aggregate of $694 million to shareholders in the first nine months of the fiscal year.

Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned $3.71 billion to shareholders. This return represents 95 percent of our cumulative free cash flow for fiscal years 2013 through the third quarter of fiscal year 2017. We intend to return $1.0 billion to shareholders in fiscal 2017.
For fiscal 2018, we intend to return $1.25 billion to shareholders through ongoing quarterly cash dividends and share repurchases. Our board of directors has authorized an additional $2.00 billion under our stock repurchase program for a total of $2.96 billion available through the end of December 2020.
We announced a 22 percent increase in our quarterly cash dividend to $0.14 per share from $0.115 per share, to be paid with our next quarterly cash dividend on December 19, 2016, to all shareholders of record on November 28, 2016.

Balance Sheet and Cash Flow

Cash, cash equivalents and marketable securities at the end of the third quarter were $6.67 billion, compared with $4.88 billion at the end of the prior quarter. The sequential increase in cash was primarily related to cash received from our $2.00 billion corporate bond offering during the third quarter.

Accounts receivable at the end of the quarter was $833 million compared with $644 million in the prior quarter. DSO at quarter-end was 38 days, down from 41 days in the prior quarter and up from 37 days a year earlier.

Inventory at the end of the quarter was $679 million, up from $521 million in the prior quarter and up from $425 million a year earlier. DSI at quarter-end was 75 days, down from 79 days in the prior quarter and up from 68 days a year earlier.

Cash flow from operating activities** was $432 million in the third quarter, up from $201 million in the prior quarter and up from $255 million a year earlier. The sequential increase was primarily due to growth in net income.

Free cash flow was $394 million in the third quarter, compared with $168 million in the previous quarter and $239 million a year earlier.

Depreciation and amortization expense for the third quarter amounted to $48 million. Capital expenditures were $38 million.

** As a result of the adoption of a new accounting standard (ASU 2016-09), cash flow from operating activities was $201 million for the second quarter of fiscal 2017.

Fourth Quarter of Fiscal 2017 Outlook

Our outlook for the fourth quarter of fiscal 2017 is as follows:

•	Revenue is expected to be $2.10 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 59.0 percent and 59.2 percent, respectively, plus or minus 50 basis points.

•	GAAP operating expenses are expected to be approximately $572 million. Non-GAAP operating expenses are expected to be approximately $500 million.

•	GAAP and non-GAAP tax rates for the fourth quarter of fiscal 2017 are both expected to be 20 percent, plus or minus one percent.

•	Capital expenditures are expected to be approximately $45 million to $55 million.
____________________

For further information, contact:

Arnab Chanda	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6616	(408) 566-5150
achanda@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), net, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, legal settlement costs, product warranty charge, acquisition-related costs, contributions, restructuring and other charges, gains from non-affiliated investments, interest expense related to amortization of debt discount, loss on early debt conversions, and the associated tax impact of these items, where applicable. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: strong demand for deep learning training, Tesla and GRID; the strength of our GeForce gaming GPUs; the success of our platform approach; our intended fiscal 2017 and 2018 capital return; our next quarterly dividend; our financial outlook for the fourth quarter of fiscal 2017; and our tax rates for the fourth quarter of fiscal 2017 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended July 31, 2016. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2016 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Quadro, Tegra, Tesla, NVIDIA DGX-1, NVIDIA GRID, and Pascal are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 30,	July 31,	October 25,	October 30,	October 25,
	2016	2016	2015	2016	2015

GAAP gross profit	$1,183	$826	$734	$2,760	$2,020
GAAP gross margin	59.0%	57.9%	56.3%	58.3%	56.0%
Stock-based compensation expense (A)	3	4	4	11	10
Legal settlement costs (B)	—	—	—	10	—
Product warranty charge (C)	—	—	—	—	15
Non-GAAP gross profit	$1,186	$830	$738	$2,781	$2,045
Non-GAAP gross margin	59.2%	58.1%	56.5%	58.7%	56.7%

GAAP operating expenses	$544	$509	$489	$1,559	$1,525
Stock-based compensation expense (A)	(62)	(54)	(47)	(166)	(134)
Legal settlement costs (B)	—	—	—	(6)	—
Acquisition-related costs (D)	(4)	(4)	(4)	(12)	(18)
Contributions	—	(1)	—	(4)	—
Restructuring and other charges	—	(2)	(8)	(3)	(97)
Non-GAAP operating expenses	$478	$448	$430	$1,368	$1,276

GAAP income from operations	$639	$317	$245	$1,201	$495
Total impact of non-GAAP adjustments to income from operations	69	65	63	211	274
Non-GAAP income from operations	$708	$382	$308	$1,412	$769

GAAP other income (expense), net	$(18)	$—	$—	$(21)	$(6)
Gains from non-affiliated investments	—	—	(4)	(3)	(4)
Interest expense related to amortization of debt discount	6	7	7	20	21
Loss on early debt conversions	15	—	—	15	—
Non-GAAP other income (expense), net	$3	$7	$3	$11	$11

GAAP net income*	$542	$261	$246	$1,012	$406
Total pre-tax impact of non-GAAP adjustments	90	72	66	243	291
Income tax impact of non-GAAP adjustments	(62)	(20)	(57)	(108)	(65)
Non-GAAP net income	$570	$313	$255	$1,147	$632

	Three Months Ended			Nine Months Ended
	October 30,	July 31,	October 25,	October 30,	October 25,
	2016	2016	2015	2016	2015
Diluted net income per share
GAAP*	$0.83	$0.41	$0.44	$1.59	$0.72
Non-GAAP	$0.94	$0.53	$0.46	$1.93	$1.13

Weighted average shares used in diluted net income per share computation
GAAP*	653	634	565	636	563
Anti-dilution impact from note hedge (E)	(45)	(43)	(10)	(42)	(6)
Non-GAAP	608	591	555	594	557

GAAP net cash provided by operating activities*	$432	$201	$255	$951	$664
Purchase of property and equipment and intangible assets	(38)	(33)	(16)	(125)	(71)
Free cash flow	$394	$168	$239	$826	$593

* In third quarter of fiscal 2017, NVIDIA adopted an accounting standard (ASU 2016-09), which requires adjustments to be reflected beginning in fiscal 2017, including all fiscal quarters within the year.

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Nine Months Ended
	October 30,	July 31,	October 25,	October 30,	October 25,
	2016	2016	2015	2016	2015
Cost of revenue	$3	$4	$4	$11	$10
Research and development	$35	$30	$28	$95	$82
Sales, general and administrative	$27	$24	$19	$71	$53

(B) Legal settlement with Advanced Silicon Technologies LLC and other settlement related costs.

(C) Represents warranty charge associated with a product recall.

(D) Consists of amortization of acquisition-related intangible assets, transaction costs, compensation charges, and other credits related to acquisitions.

(E) Represents the number of shares that would be delivered upon conversion of the currently outstanding 1.00% Convertible Senior Notes Due 2018. Under GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until actually delivered.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q4 FY2017 Outlook
GAAP gross margin	59.0%
Impact of stock-based compensation expense	0.2%
Non-GAAP gross margin	59.2%

Q4 FY2017 Outlook
(In millions)
GAAP operating expenses	$572
Stock-based compensation expense, acquisition-related costs, and other costs	(72)
Non-GAAP operating expenses	$500